EXHIBIT 10.3


                                Amendment to the
                          Funco, Inc. Stock Option Plan
                            For Nonemployee Directors

Pursuant to the terms of the Stock Option Plan For Nonemployee Directors dated June 26, 1992, the Plan is hereby amended as follows:

          "Section 2 Definitions. (f) Disinterested Person

          The definition of "Disinterested Person" has been deleted."

          "Section 5 Options. (d) Method of Exercise

          Stock Options may be exercised in whole or in part at any time during the term of the Option. Payment of the exercise price shall be made by
          (i) cash or certified bank check, (ii) delivery of shares of Stock already owned by the Participant, (iii) through the delivery of stock acquired by successive exercises of the Option ("pyramiding"), or (iv) any combination of the foregoing. For purposes of this paragraph, shares of Stock that are delivered in payment of the exercise price shall be valued at their Fair Market Value as of the date of the exercise of this Option. The Company's obligation to deliver shares upon the exercise of Options shall be subject to applicable federal, state, and local tax withholding requirements. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock received as part of the exercise giving rise to the withholding requirement."

          "Section 5 Options. (e) Restrictions on Transfer of Option.

          Each Option granted under this Plan shall be transferable. No Option granted under the Plan or any of the rights and privileges thereby conferred shall be subject to execution, attachment, or similar process. An Option may be exercised during the Participant's lifetime only by the Participant, his or her guardian or legal representative or any transferee."

          "Section 9 Amendment of Plan.

          The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and the Board of Directors or the Committee may amend the Plan from time to time as may be deemed to be in the best interests of the Company; provided, however, that no such amendment, alteration or discontinuation shall be made (a) that would impair the rights of a Nonemployee Director with respect to Options therefore awarded, without such person's consent, or (b) without the approval of the shareholders (i) if such approval is necessary to comply with any legal, tax, or regulatory requirement, including any approval requirement that is a

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          prerequisite for exemptive relief from Section 16(b) of the Exchange
          Act, or (ii) to increase the maximum number of shares of Stock subject to this Plan, increase the maximum number of shares issuable to any Nonemployee Director under this Plan, or change the definition of persons eligible to receive Options under this Plan."



Except as stated above, the Plan remains in full force and effect.




                             Amendment Adopted July 31, 1998